Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pardes Biosciences, Inc.

We consent to the use of our report dated July 20, 2021, with respect to the balance sheet of Pardes Biosciences, Inc. (the Company) as of December 31, 2020, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the period from February 27, 2020 (inception) to December 31, 2020, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

Our report dated July 20, 2021 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Irvine, California
September 13, 2021